RiverSource Life Insurance Co. of New York

20 Madison Avenue Extension

Albany, New York 12203

Guaranteed Lifetime Withdrawal Benefit Rider

Joint Life

This rider provides a lifetime withdrawal benefit that guarantees, upon election, a series of Withdrawals from the contract equal to a percentage of the Benefit Base. The percentage is shown under Contract Data. The Benefit Base is established for the sole purpose of determining the lifetime withdrawal benefit and is not used in calculating the surrender value or other guaranteed benefits.

This rider is made a part of the contract to which it is attached and is effective on the Contract Date. Except where this rider provides otherwise, it is subject to all of the terms, conditions and limitations of the contract.

This rider requires 100% allocation of purchase payments and Your Contract Value to approved investment option(s) described in this rider. The Annual Rider Fee will be determined by the investment option(s) You select. Your initial investment options and investment selection are shown under Contract Data. The number of transfers allowed each contract year is limited. Additional limitations will be imposed on the investment options available for selection to comply with the written instructions of a fund. We reserve the right to modify the available investment options at any time as described in this rider. We will notify You of any changes, or limitations, to the available investment options.

Excess Withdrawals may reduce benefits by more than the dollar amount of the Withdrawals.

The additional charge for this rider is described in the Rider Charges provision. This rider cannot be terminated excepted under the limited circumstances described in the Termination of the Rider provision.

Definitions

The following words are used often in this rider. When We use these words, this is what We mean:

Annual Credit, Credit Period

The Annual Credit is an amount that can be added to the Benefit Base on Rider Anniversaries during a Credit Period, subject to limitations. The duration of a Credit Period and Annual Credit percentages are shown under Contract Data. The Credit Period starts on the later of the Rider Effective Date or the Rider Anniversary after the younger Covered Spouse reaches the Annual Credit Minimum Attained Age shown under Contract Data. Subject to limitations and if the younger Covered Spouse has reached the Annual Credit Minimum Attained Age, the Credit Period will restart on a Rider Anniversary whenever there is an increase of the Benefit Base due to an Annual Step-Up. If the surviving Covered Spouse has reached the Annual Credit Minimum Attained Age, the Credit Period will restart on the following Rider Anniversary in the event of a step-up of the Benefit Base under the Spouse’s Option to Continue Contract provision. The Rider Anniversary after the number of contract years shown is the last Day of a Credit Period. See the Rider Anniversary Processing provision.

Annual Lifetime Payment (ALP)

The Annual Lifetime Payment is the lifetime benefit amount available each contract year after the younger Covered Spouse has reached the youngest age in the first Age Band shown under Contract Data. The annual Withdrawal amount guaranteed by the rider can vary each contract year.

Age Bands

Age Bands are the age ranges shown under Contract Data. The younger Covered Spouse must be at least the youngest age shown in the first Age Band for the Annual Lifetime Payment to be established. After the ALP is established, in addition to the younger Covered Spouse’s age, other factors determine when You move to a higher Age Band as described in the Lifetime Payment Percentage provision.

Annual Step-Up

On each Rider Anniversary, You may receive an Annual Step-Up which, if applicable, increases the Benefit Base and/or the Principal Back Guarantee. If the Benefit Base increases due to an Annual Step-Up and if the younger Covered Spouse has reached the Annual Credit Minimum Attained Age, a Credit Period will restart and, if You are eligible for a higher Age Band, the Lifetime Payment Percentage can increase.

Benefit Base (BB)

The Benefit Base is used to determine the Annual Lifetime Payment and the annual rider charge. The BB is separate from Your Contract Value and cannot be withdrawn in a lump sum or annuitized and is not payable as a death benefit.

111340-JTNY	Page 1 of 10	A(05/2015)

Base Doubler, Base Doubler Date

The Base Doubler is used one-time to adjust Your Benefit Base on the Base Doubler Date, as shown under Contract Data, subject to limitations. The Base Doubler cannot be withdrawn in a lump sum or annuitized and is not payable as a death benefit.

Credit Base (CB)

The Credit Base is used to determine the Annual Credit. The CB cannot be withdrawn or annuitized and is not payable as a death benefit.

Covered Spouses

The Covered Spouses are established on the Rider Effective Date and cannot be changed. The Covered Spouses are the Owner on the Rider Effective Date and their spouse as named by the Owner on the application. Covered Spouses are shown under Contract Data and valid for as long as the marriage remains in effect. If any Owner on the Rider Effective Date is a non-natural person or a revocable trust, the Covered Spouses are the Annuitant and the spouse of the Annuitant named on the application. After death or dissolution of marriage, the remaining Covered Spouse will be used when referring to the younger Covered Spouse.

Excess Withdrawal

An Excess Withdrawal is (1) a Withdrawal taken before the ALP is established or (2) a Withdrawal that is greater than the Remaining Annual Lifetime Payment.

Excess Withdrawal Processing

Excess Withdrawal Processing reduces benefits under this rider if an Excess Withdrawal is processed.

Lifetime Payment Percentage

The Lifetime Payment Percentage, shown under Contract Data, is used to calculate Your Annual Lifetime Payment. The percentage used can vary as described in the Lifetime Payment Percentage provision.

Principal Back Guarantee (PBG)

The Principal Back Guarantee is a guarantee that the total amount You or Your beneficiaries receive under the rider will not be less than purchase payments You have made, increased by Annual Step-Ups, as long as You have not taken an Excess Withdrawal.

Remaining Annual Lifetime Payment (RALP)

As You take Withdrawals during a contract year, the remaining amount that the rider guarantees will be available for Withdrawal that contract year is reduced. After the ALP is established, the Remaining Annual Lifetime Payment is the guaranteed amount that can be withdrawn during the remainder of the current contract year.

Rider Anniversary

Your Rider Anniversary is the same date as Your Contract Anniversary. It is the same Day and month as the Rider Effective Date each year that the rider remains in force.

Rider Effective Date

This rider is effective as of the Contract Date of this contract.

Withdrawal

For purposes of this rider, the term “Withdrawal” is equal to the term “surrender” in Your contract and any other riders, and the amount of a Withdrawal is the amount by which Your Contract Value is reduced as a result of Your surrender request. It may differ from the amount of Your request due to any surrender charge.

Guaranteed Lifetime Withdrawal Benefit

The Guaranteed Lifetime Withdrawal Benefit rider guarantees that, regardless of investment performance, You may take Withdrawals up to the lifetime benefit amount each contract year after the lifetime benefit is established. The younger Covered Spouse’s age at the time of the first Withdrawal will determine the Age Band for as long as benefits are payable except as described in the Lifetime Payment Percentage provision.

As long as Your total Withdrawals during the current contract year do not exceed the lifetime benefit amount, You will not be assessed a surrender charge. If You withdraw a larger amount, the excess amount will be assessed any applicable surrender charges. Also, benefits will be reduced in accordance with Excess Withdrawal Processing. At any time, You may withdraw any amount up to Your entire surrender value, subject to Excess Withdrawal Processing under the rider.

The rider also guarantees that You or Your beneficiary will get back purchase payments You have made, increased by Annual Step-Ups, through Withdrawals and/or payments by Us over time. This Principal Back Guarantee is described in the Death Benefit Before the Annuitization Start Date provision.

Subject to conditions and limitations, the lifetime benefit amount can be increased if an Annual Credit is available, a Base Doubler is applied or Your Contract Value has increased on a Rider Anniversary. The Principal Back Guarantee can also be increased

111340-JTNY	Page 2 of 10	A(05/2015)

if Your Contract Value has increased on a Rider Anniversary. See the Rider Anniversary Processing provision.

The fee for this rider can be modified as described in the Rider Charges provision.

The following describes how the lifetime benefit is determined.

Annual Lifetime Payment (ALP)

The ALP is established on the earliest of the following dates:

1.	the Rider Effective Date if the younger Covered Spouse has already reached the youngest age in the first Age Band.

2.	the date the younger Covered Spouse’s Attained Age equals the youngest age in the first Age Band.

3.	upon the first death of a Covered Spouse, then

(A)	the date We receive a Written Request when the death benefit is not payable and the surviving Covered Spouse has already reached the youngest age in the first Age Band, or

(B)	the date spousal continuation is effective when the death benefit is payable and the surviving Covered Spouse has already reached the youngest age in the first Age Band, or

(C)	the date the surviving Covered Spouse reaches the youngest age in the first Age Band.

4.	Following dissolution of marriage of the Covered Spouses,

(A)	the date We receive a Written Request if the remaining Covered Spouse who is the Owner (or Annuitant in the case of non-natural or revocable trust ownership) has already reached the youngest age in the first Age Band, or

(B)	the date the remaining Covered Spouse who is the Owner (or Annuitant in the case of non-natural or revocable trust ownership) reaches the youngest age in the first Age Band.

When the ALP is established and at all times thereafter, the ALP is equal to the BB multiplied by the Lifetime Payment Percentage. Anytime the Lifetime Payment Percentage or the BB changes as described below, the ALP will be recalculated.

If You withdraw less than the ALP in a contract year, the unused portion does not carry over to future contract years.

Remaining Annual Lifetime Payment (RALP)

The RALP is established at the same time as the ALP. The RALP equals the ALP less all Withdrawals in the current contract year, but it will not be less than zero.

Lifetime Payment Percentage

The Lifetime Payment Percentage is used to calculate the ALP and is shown under Contract Data for each Age Band. The Age Band for the Lifetime Payment Percentage is determined at the following times:

1.	When the ALP is established

The Age Band for the Lifetime Payment Percentage used to calculate the initial ALP is determined by the younger Covered Spouse’s Attained Age.

2.	On the younger Covered Spouse’s subsequent birthdays

Except as noted below, if the younger Covered Spouse’s new Attained Age is in a higher Age Band, then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage.

However, if You decline an increase to the Annual Rider Fee or if a Withdrawal has been taken since the ALP was established, then the Age Band for the Lifetime Payment Percentage will not change on subsequent birthdays.

3.	Upon Annual Step-Ups as described in the Rider Anniversary Processing provision

4.	Upon death or change in marital status

In the event of death or dissolution of marriage:

(A)	If no Withdrawal has been taken since the ALP was established and if an increase to the Annual Rider Fee has not been declined, the Lifetime Payment Percentage will be reset based on the Age Band for the remaining Covered Spouse’s Attained Age.

(B)	If the ALP is not established but the remaining Covered Spouse has reached the youngest age in the first Age Band, the remaining Covered Spouse’s Attained Age will be used to determine the Age Band for the Lifetime Payment Percentage.

In the event of remarriage of the Covered Spouses to each other, the Lifetime Payment Percentage used is the percentage for the younger Covered Spouse’s Attained Age.

111340-JTNY	Page 3 of 10	A(05/2015)

Base Doubler Date

If the Base Doubler is greater than zero the Base Doubler Date may be reset in the event of (1) dissolution of marriage or (2) a Covered Spouse’s death when the death benefit is not payable. On the date We receive written notification of these events, the Base Doubler Date will be set to the later of (1) the date determined using the rules shown under Contract Data using the remaining Covered Spouse’s birthday or (2) the next Rider Anniversary.

The Base Doubler Date may also be reset if there is a spousal continuation. See the Spouse’s Option to Continue Contract provision.

In the event of remarriage of the Covered Spouses to each other, the Base Doubler Date is reset based on the rules shown under Contract Data using the younger Covered Spouse’s birthday.

Rider Effective Date Values, Additional Purchase Payments and Withdrawals

Your lifetime benefit values and Principal Back Guarantee are determined at the following times and are subject to the maximum amount as shown under Contract Data:

1.	At Rider Effective Date

The CB, BB and PBG are set equal to the initial purchase payment. The Base Doubler is set equal to the initial purchase payment multiplied by the applicable Base Doubler Percentage, shown under Contract Data.

2.	When an additional purchase payment is made

The BB and PBG will be increased by the amount of each additional purchase payment.

If the CB is greater than zero, the CB will be increased by the amount of each additional purchase payment.

If the Base Doubler is greater than zero, the Base Doubler will be increased by the amount of each additional purchase payment multiplied by the applicable Base Doubler Percentage based on the purchase payment date.

See the Purchase Payment Provisions under Contract Provision Modifications for purchase payment limitations.

3.	When a Withdrawal is taken

If the CB is greater than zero, Annual Credits will not be added to the BB on the following Rider Anniversary.

If the Withdrawal is taken before the Base Doubler Date the Base Doubler is permanently set to zero.

The BB, CB and PBG can be adjusted, but they will not be less than zero.

(A)	If the ALP is not established, Excess Withdrawal Processing will occur as follows.

The BB and CB will be reduced by the same proportion that the Contract Value is reduced. The proportional amount deducted is the “Adjustment for Withdrawal,” calculated as follows:

a X b	where:
c

a	=	the amount of the Withdrawal

b	=	the CB or BB (as applicable) on the date of (but prior to) the Withdrawal

c	=	the Contract Value on the date of (but prior to) the Withdrawal.

The PBG will be reduced by the greater of the amount of the Withdrawal or the “Adjustment for Withdrawal,” substituting the PBG for the CB or BB.

(B)	If the ALP is established and the Withdrawal is less than or equal to the RALP, the BB and CB do not change and the PBG is reduced by the amount of the Withdrawal.

(C)	If the ALP is established and the Withdrawal is greater than the RALP, Excess Withdrawal Processing will occur, and the BB and CB will be reduced by an amount as calculated below:

d X e	where:
f

d	=	the amount of the Withdrawal minus the RALP

e	=	the BB or CB (as applicable) on the date of (but prior to) the Withdrawal

f	=	the Contract Value on the date of (but prior to) the Withdrawal minus the RALP.

The PBG will be reduced by the greater of (1) the amount of the Withdrawal or (2) the RALP plus the Excess Withdrawal Processing amount calculated above,

111340-JTNY	Page 4 of 10	A(05/2015)

substituting the following for “e” in the formula: the PBG on the date of (but prior to) the Withdrawal minus the RALP.

Excess Withdrawal Processing

Here are simplified examples of how the Benefit Base (BB), Base Doubler, Principal Back Guarantee (PBG), Annual Lifetime Payment (ALP) and Remaining Annual Lifetime Payment (RALP) change when Withdrawals don’t exceed the annual limits and when Withdrawals exceed the annual limits.

Examples Assume

•	No Withdrawals have ever been taken

•	The Contract Value before the Withdrawal is $85,000

•	BB = PBG = $100,000

•	Base Doubler = $200,000

•	Lifetime Payment Percentage = 5%

•	Current ALP = BB times the Lifetime Payment Percentage = $5,000

$4,000 Withdrawal (within annual limit)

BB after Withdrawal = $100,000

Base	Doubler after Withdrawal = $0

PBG after Withdrawal = $100,000 - $4,000 = $96,000

ALP after Withdrawal = $5,000

RALP after Withdrawal = ALP minus all Withdrawals in the current contract year = $5,000 - $4,000 = $1,000

$7,000 Withdrawal (annual limit exceeded)

BB after Withdrawal = $100,000 minus

                    ($7,000 - $5,000)* $100,000

                                 ($85,000 - $5,000)

= $97,500

Base Doubler after Withdrawal = $0

PBG is reduced by greater of:

(a)	$7,000 or
(b)	$5,000 +

                    ($7,000 - $5,000)($100,000 - $5,000) =

                                     ($85,000 - $5,000)

                    $7,375

PBG after Withdrawal = $100,000 - $7,375 = $92,625

ALP after Withdrawal = 5% * $97,500 = $4,875

RALP after Withdrawal = ALP minus all Withdrawals in the current contract year, but not less than zero = $0

Rider Anniversary Processing

The following describes how the BB, CB and PBG are calculated on Rider Anniversaries, subject to the maximum amount shown under Contract Data, and how the Lifetime Payment Percentage can change on Rider Anniversaries. If the Rider Anniversary falls on a Day that the New York Stock Exchange is closed, the anniversary Contract Value (for the Variable Account portion only) is based on the close of business values on the next Valuation Date.

1.	Annual Credits

If You did not take any Withdrawals during the prior contract year and You did not decline an increase to the Annual Rider Fee, an Annual Credit may be available.

(A)	On the First Rider Anniversary if the Initial Credit Period starts on the Rider Effective Date

The Annual Credit equals the CB 180 Days following the Rider Effective Date multiplied by the Annual Credit Percentage shown under Contract Data for the first Rider Anniversary.

The BB will be set to the greater of:

(i)	the current BB, or

(ii)	the BB 180 Days following the Rider Effective Date increased by the Annual Credit and any additional purchase payments since 180 Days following the Rider Effective Date.

(B)	On Any Other Rider Anniversary During a Credit Period

The Annual Credit equals the CB as of the prior Rider Anniversary multiplied by the Annual Credit Percentage associated with the current Rider Anniversary.

The BB will be set to the greater of:

(i)	the current BB, or

(ii)	the BB on the prior Rider Anniversary increased by the Annual Credit and any additional purchase payments since the prior Rider Anniversary.

If the CB is greater than zero, the CB will be reset to zero on the last Rider Anniversary of a Credit Period after any adjustment to the BB, and there will be no additional Annual Credits unless the Credit Period restarts due to an Annual Step-Up of the BB.

The CB will be permanently reset to zero on the later of: (A) Maximum CB Date shown under Contract Data or (B) the Rider Anniversary equal to the Credit Period duration shown under Contract Data.

111340-JTNY	Page 5 of 10	A(05/2015)

2.	Base Doubler

If You did not take any Withdrawals since the Rider Effective Date and You did not decline an increase to the Annual Rider Fee, on the Base Doubler Date the BB (after any Annual Credit is added) will be increased to the Base Doubler if greater.

The Base Doubler will be permanently set to zero on the Base Doubler Date (after any adjustment to the BB).

3.	Annual Step-Up

Beginning with the first Rider Anniversary, an Annual Step-Up may be available. If You decline an increase to the Annual Rider Fee, Annual Step-Ups will no longer be available.

The Annual Step-Up will take place on any Rider Anniversary where the Contract Value (after rider charges are deducted) is greater than the PBG and/or the BB (after any Annual Credit is added or Base Doubler is applied). If an Annual Step-Up takes place, the BB, CB, Lifetime

Payment Percentage, and PBG will be adjusted as follows:

(A)	The BB will be increased to the Contract Value, if greater.

(B)	The CB will be increased to the Contract Value and the Credit Period will restart, if there is an increase to BB due to an Annual Step-Up and if the younger Covered Spouse has reached the Annual Credit Minimum Attained Age.

(C)	If the younger Covered Spouse’s Attained Age on the Rider Anniversary is in a higher Age Band and (1) there is an increase to BB due to an Annual Step-Up or (2) there was no Annual Step-Up of the BB due to the maximum BB limitation; then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage, regardless of any prior Withdrawals.

(D)	The PBG will be increased to the Contract Value, if greater.

Required Minimum Distributions

If You are taking required minimum distributions (RMD) from this contract and Your RMD is greater than the ALP, the portion of Your RMD that is greater than the benefit amount will not be subject to Excess Withdrawal Processing provided:

1.	the ALP is established,

2.	the RMD is for this contract alone,

3.	the RMD is based on Your recalculated life expectancy taken from the Uniform Lifetime Table under the Code, and

4.	the RMD amount is otherwise based on the requirements of the Internal Revenue Code Section 401(a)(9), related Code provisions, and regulations thereunder that were in effect on the Rider Effective Date.

Any Withdrawals taken before the ALP is established or withdrawing amounts greater than the RALP that do not meet these conditions will result in Excess Withdrawal Processing. In this circumstance, the excess amount will be the portion of the Withdrawal that exceeds amounts allowed to be Withdrawn under this provision.

Any Withdrawals (including RMDs) before the Base Doubler Date will permanently set the Base Doubler to zero.

Investment Options and Limits

This rider requires 100% allocation of purchase payments and Your Contract Value to approved investment option(s) for this rider. The investment options available under the terms of this rider and Your initial investment selection(s) are shown under Contract Data.

Because this rider requires that Your Contract Value be invested in one or more approved investment options for the life of the contract, and You cannot terminate this rider once You have selected it, if You later decide You do not want to invest in any of the approved investment options, You must terminate

Your contract by requesting a full surrender. Surrender charges and tax penalties may then apply.

If You request allocation or transfers to subaccounts that are not approved investment option(s) under the terms of this rider, You will be notified and a new request must be submitted.

We reserve the right to add, remove or substitute approved investment options at any time and in Our sole discretion, subject to regulatory approval. You may, by Written Request or other method agreed to by Us, change Your choice of investment options or

111340-JTNY	Page 6 of 10	A(05/2015)

allocation percentages among those currently approved for the rider. The number of transfers allowed each contract year is limited to two transfers. We also reserve the right to close or restrict any approved investment option, subject to regulatory approval. Any change will apply to current allocations and/or to future purchase payments or transfers. We will notify You of any changes, or limitations, to the available investment options.

Contract Provision Modifications

Because of the addition of this rider to Your contract, several contract provisions are modified as described above and as further described below.

Purchase Payments Provisions

This rider amends the Additional Purchase Payments provision to limit when purchase payments may be paid as described below. It also amends the Payment Limits provision to restrict payments after the first contract year to an amount less than Maximum Purchase Payments Permitted, shown under Contract Data.

The rider prohibits additional purchase payments unless:

(1)	the payment is received at time of application or within 90 Days thereafter, or

(2)	this is a Tax Qualified Contract where We allow additional purchase payments in any contract year up to the maximum permissible annual contribution described by the Code until total additional purchase payments are $100,000.

The rider also prohibits additional purchase payments if:

(1)	You decline an increase to the Annual Rider Fee as described in the Rider Charges provision, or

(2)	the ALP is available and Your Contract Value on any anniversary is less than four times the BB multiplied by the Lifetime Payment Percentage for Your current Age Band.

If We waive any restrictions on initial or additional purchase payments, You will be notified in writing, signed by an officer of the company.

Allocation of Purchase Payments

Because this rider requires 100% allocation to approved investment options, allocation of purchase payments shall be determined by Your selection from investment options available for this rider.

Transfers of Contract Values

Because this rider requires 100% allocation to approved investment options, transfer privileges granted under the contract are suspended other than: (1) transfers among the available investment options as described in the Investment Options and Limits provision or (2) transfers as otherwise agreed to by

Us. Transfers made by You into and out of the same subaccount within a five business Day period (or vice versa) may be to the disadvantage of other contract Owners and are prohibited.

Rules for Surrender

Minimum Contract Values following a surrender no longer apply to Your contract.

Surrenders will be taken from Your accounts and subaccounts in the same proportion as Your interest in each bears to the Contract Value unless You specify otherwise.

If Your Contract Value is reduced to zero, the CB and Base Doubler, if greater than zero, will be permanently reset to zero, and there will be no additional Annual Credits and no Base Doubler will be applied. Also, the following will occur:

1.	If the ALP is not established and if the Contract Value is reduced to zero as a result of fees or charges, then the Owner must wait until the ALP would be established, and the ALP will be paid annually until the death of both Covered Spouses.

2.	If the ALP is established and if the Contract Value is reduced to zero as a result of fees or charges, or as a result of a Withdrawal that is less than or equal to the RALP; then the Owner will receive the ALP paid annually until the death of both Covered Spouses.

In (1) and (2) above:

•	These annualized amounts will be paid in monthly installments. If the monthly payment is less than $100, We have the right to change the frequency, but no less frequently than annually. If the monthly payment is less than $20, We have the right to make a lump sum payment equal to the present value of any remaining future payments. The present value will be calculated on the same mortality and interest rate basis used in Table B under the Tables of Annuity Payout Rates provision.

•	We will no longer accept additional purchase payments.

•	No more charges will be collected for the rider.

•	The current ALP is fixed for as long as payments are made.

111340-JTNY	Page 7 of 10	A(05/2015)

•	The death benefit becomes the remaining schedule of Annual Lifetime Payments, if any, until total payments to the Owner and the beneficiary are equal to the PBG at the time the Contract Value falls to zero.

•	The amount paid in the current contract year will be reduced for any prior Withdrawals in that contract year.

3.	If the ALP is not established and if the Contract Value is reduced to zero as a result of a Withdrawal, this rider and the contract will terminate.

4.	If the ALP is established and if the Contract Value is reduced to zero as a result of a Withdrawal that is greater than the RALP, this rider and the contract will terminate.

Spouse’s Option to Continue Contract

If the surviving spouse is a Covered Spouse and chooses to continue the contract under the spousal continuation provision, the following provisions apply:

1.	The rider continues as part of the contract.

2.	The surviving Covered Spouse can name a new beneficiary, however, a new Covered Spouse cannot be added to the rider.

3.	At the time of spousal continuation, a step-up may be available. If the spousal continuation step-up is processed, the step-up date is the Valuation Date spousal continuation is effective. All Annual Step-Up rules also apply to the spousal continuation step-up, except that (1) the RALP will be calculated as the ALP after the step-up less all prior Withdrawals made during the current contract year, but it will not be less than zero, and (2) the Credit Period will restart on the following Rider Anniversary if the surviving Covered Spouse has reached the Annual Credit Minimum Attained Age.

4.	If the Base Doubler is greater than zero, the Base Doubler Date will be set to the later of (1) the date determined using the rules shown under Contract Data using the remaining Covered Spouse’s birthday or (2) the next Rider Anniversary following the spousal continuation.

Death Benefit Before the Annuitization Start Date

If the death benefit becomes payable at the death of a Covered Spouse, the surviving Covered Spouse must utilize the spousal continuation provision to continue the lifetime benefit. If spousal continuation is not available under the terms of the contract, the rider terminates.

The lifetime benefit of this rider ends at the death of the surviving Covered Spouse. If the CB and Base Doubler are greater than zero, the CB and Base Doubler will be permanently reset to zero, and there will be no additional Annual Credits or Annual Step-Ups and no Base Doubler will be applied.

If the Contract Value is greater than zero when the death benefit becomes payable, the beneficiary may:

•	elect to take the death benefit under the terms of the contract, or

•	if the PBG is greater than zero, elect to take the Principal Back Guarantee available under this rider, or

•	continue the contract under the Spouse’s Option to Continue Contract provision above.

If the beneficiary elects the Principal Back Guarantee under this rider, the following will occur:

1.	If the ALP is established, the ALP on the date of death will be paid until total payments to the beneficiary are equal to the PBG.

2.	If the ALP is not established, the BB on the date of death multiplied by the Lifetime Payment Percentage will be paid annually until total payments to the beneficiary are equal to the PBG. The Lifetime Payment Percentage will be determined based on the youngest age in the first Age Band shown under Contract Data.

In (1) and (2) above:

•	The Lifetime Payment Percentage used will be set as of the date of death.

•	The amount paid in the current contract year will be reduced for any prior Withdrawals in that contract year.

Assignment and Change of Ownership

In order to maintain the joint life benefit, the surviving Covered Spouse must be able to continue the contract under the Spouse’s Option to Continue Contract provision. Therefore, only ownership arrangements that permit such continuation are allowed at rider issue.

If the Owner on the Rider Effective Date is a natural person, only the Covered Spouses can be Owners at rider issue. If there is a non-natural or revocable trust Owner, one of the Covered Spouses must be the Annuitant at rider issue.

Annuity Provisions

If the Annuitization Start Date is the latest date shown under the Change of Annuitization Start Date provision, You can choose one of the payout options available under the contract or an alternative fixed annuity payout option available under the rider.

Under the rider’s payout option, the minimum amount payable shown in Table B under the Tables of Annuity Payout Rates provision will not apply, and You will receive the ALP provided by this rider until the later of the death of both Covered Spouses or depletion of the

111340-JTNY	Page 8 of 10	A(05/2015)

PBG. If You choose to receive the ALP, the amount payable each contract year will be equal to the ALP on the Annuitization Start Date. The amount paid in the current contract year will be reduced for any prior Withdrawals in that contract year. These annualized amounts will be paid in monthly installments until the later of the death of both Covered Spouses or depletion of the PBG. If the monthly payment is less than $100, We have the right to change the frequency, but no less frequently than annually. If the monthly payment is less than $20, We have the right to make a lump sum payment equal to the present value of any remaining future payments. The present value will be calculated on the same mortality and interest rate basis used in Table B under the Tables of Annuity Payout Rates provision.

If You choose to receive the ALP rather than a payout option available under the contract, all other contract features, rider features and charges terminate after the Annuitization Start Date except for the Principal Back Guarantee.

Rider Charges

We deduct the charge for this rider once a year from Your Contract Value on Your Contract Anniversary. We pro-rate this charge among the variable subaccounts, but not the Fixed Account, in the same proportion Your interest in each account bears to Your total Variable Account Contract Value on Your Contract Anniversary.

The charge is calculated on Your Contract Anniversary by multiplying the Annual Rider Fee by the greater of the BB (after any Annual Credit is added or Base Doubler is applied) or the Contract Value, unless the Contract Value is greater than the maximum BB shown under Contract Data. In that case, multiply the Annual Rider Fee by the maximum BB.

The Annual Rider Fee may vary with Your investment option and is subject to the Maximum Annual Rider Fee shown under Contract Data.

The Initial Annual Rider Fee(s) associated with the approved investment option(s) are shown under Contract Data. The following describes how Your Annual Rider Fee may increase:

1.	We may increase the Annual Rider Fee for all approved investment options at Our discretion and on a nondiscriminatory basis. Your Annual Rider Fee will increase if We declare an increase to the fee with written notice 30 Days in advance except as described below. The new fee will be in effect on the date We declare in the written notice.

(A)	You can decline this increase and therefore all future fee increases if We receive Your Written Request prior to the date of the fee increase, in which case You permanently relinquish:

(i)	all future Annual Step-Ups and spousal continuation step-ups,
(ii)	any ability to make additional purchase payments,

(iii)	any future Annual Credits, and the CB will be permanently reset to zero,

(iv)	any increase to the Lifetime Payment Percentage due to changing Age Bands on subsequent birthdays and Rider Anniversaries, and

(v)	any future Base Doubler adjustment and the Base Doubler will be permanently reset to zero.

(B)	You can terminate this rider if Your Annual Rider Fee after any increase is more than 0.25 percentage points higher than Your fee before the increase and if We receive Your Written Request to terminate the rider prior to the date of the increase.

2.	The Annual Rider Fee associated with a specified investment option may change at Our discretion. If You are invested in any investment option that has an increase in the associated Annual Rider Fee, Your Annual Rider Fee will increase.

If the rider fee changes during a contract year, We will calculate an average Annual Rider Fee, for that contract year only, that reflects the various different fees that were in effect for each investment option that contract year, adjusted for the number of Days each fee was in effect and the percentage of Contract Value allocated to each investment option.

If Your contract or rider is terminated for any reason, the rider charge will be deducted, adjusted for the number of Days coverage was in place during the contract year.

111340-JTNY	Page 9 of 10	A(05/2015)

Termination of the Rider

This rider cannot be terminated either by You or Us except as follows:

1.	After the death benefit is payable, continuation of the contract by anyone other than a Covered Spouse will terminate the rider. However, if the Covered Spouse continues the contract as an Inherited IRA or as a beneficiary of a participant in an employer sponsored retirement plan under the Code, the rider will terminate.

2.	After We receive written notification of the death of the remaining Covered Spouse, if the death benefit is not payable the rider will terminate.

3.	On the Annuitization Start Date, if You choose a payout option available under the contract, the rider will terminate.
4.	In relation to certain increases to the Annual Rider Fee as described in the Rider Charges provision, Your Written Request will terminate the rider.

5.	Reduction of the Contract Value to zero under certain situations as described in the Rules for Surrender provision will terminate the rider.

6.	Termination of the contract for any reason will terminate the rider.

RiverSource Life Insurance Co. of New York

Secretary

111340-JTNY	Page 10 of 10	A(05/2015)

CONTRACT DATA - Continued

Contract Number:	9925-0011111	Contract Date:	June 1, 2015

Guaranteed Lifetime Withdrawal Benefit Rider

Covered Spouses:	John Q. Doe
Jane Z. Doe
Rider Effective Date:	June 1, 2015
Maximum BB, CB, PBG and Base Doubler:	$10,000,000
Maximum CB Date:	Owner’s 95th birthday
Annual Credit Minimum Attained Age:	0

Credit Period:	12 contract years

Following the start of a Credit Period	Annual Credit Percentage
1st through 12th Rider Anniversary	7%

Lifetime Payment Percentage

Age Bands*	Lifetime Payment Percentage
58	2.5%
59-64	3.5%
65-74	4.5%
75-79	5.0%
80+	5.5%

*	After the lifetime benefit is established, the younger Covered Spouse’s Attained Age at the first Withdrawal will set the Age Band. See the “Age Band for the Lifetime Payment Percentage” section of the Lifetime Payment Percentage provision for exceptions.

Base Doubler Date: The later of the 12th Rider Anniversary or the Rider Anniversary on or following the 70th birthday of the younger Covered Spouse. See the “Base Doubler Date” provision for exceptions.

Purchase Payments	Base Doubler Percentage
Payments received before the first Rider Anniversary	200%
Payments received thereafter	100%

Initial Investment Selection(s)	Payment Allocation Percentage
Columbia VP – Mngd Vol Cons Fd Cl 2	50%
Columbia VP – Mngd Vol Cons Gr Fd Cl 2	50%

Approved Investment Options/Allocation Restrictions and Limitations: This rider requires allocation of purchase payments and Contract Value to one or more approved investment options for this rider:

Investment Funds	Associated Initial Annual Rider Fee	Maximum Annual Rider Fee
Columbia VP – Mngd Vol Cons Fd Cl 2	1.45%	2.75%
Columbia VP – Mngd Vol Cons Gr Fd Cl 2	1.45%	2.75%
Columbia VP – Mngd Vol Mod Gr Fd Cl 2	1.45%	2.75%
Columbia VP – Mngd Vol Growth Fd Cl 2	1.45%	2.75%
Special DCA Fixed Account	1.45%	2.75%

•	Payments may also be allocated to the Special DCA Fixed Account for transfer to approved investment option(s) You select.

•	We reserve the right to add, remove or substitute approved investment options, subject to regulatory approval.

•	The rider charge is prorated among the variable subaccounts, but not the Fixed Account, in the same proportion Your interest in each account bears to Your total Variable Account Contract Value on Your Contract Anniversary.

DP111340-JTNY

CONTRACT DATA - Continued

Contract Number:	9925-0011111	Contract Date:	June 1, 2015

•	We may increase the Annual Rider Fee with written notice. Also, rider fees may vary by investment option. Rider fees will never exceed the Maximum Annual Rider Fee shown above.

•	The number of transfers allowed each contract year is limited to two transfers.

•	Contracts issued with an initial purchase payment higher than the Maximum Purchase Payments Permitted require corporate officer approval and may require limitation of the number of investment options available for selection.

•	Because the rider requires that Your Contract Value be invested in one or more approved investment options for the life of the contract, and You cannot terminate the rider once You have selected it, You must terminate Your contract by requesting a full surrender if You do not want to invest in any of the approved investment options. Surrender charges and tax penalties may apply. Therefore, You should not select the rider if You do not intend to continue investing in the approved investment options for the life of the rider.

•	For Tax Qualified Contracts: Tax-qualified annuities have minimum distribution rules that govern the timing and amount of distributions from the annuity contract. If You have a tax-qualified annuity, You may be required to take a minimum distribution that is greater than Your Remaining Annual Lifetime Payment (RALP). These required minimum distributions will not result in Excess Withdrawal Processing in most situations. However, in limited circumstances, an Excess Withdrawal due to a required distribution would be subject to Excess Withdrawal Processing as described in the Required Minimum Distributions provision. In these circumstances, the benefit may have limited usefulness in connection with contract funding tax-qualified programs because a partial surrender made to satisfy the minimum distribution rules might result in a proportional reduction in the Benefit Base. If You plan to exercise the benefit before or after Your required minimum distribution beginning date under this contract, You should consider whether the rider is appropriate for Your circumstances. You should consult Your tax advisor.

DP111340-JTNY